                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

    Filed by the Registrant [X]
    Filed by a Party other than the Registrant [ ]
    Check the appropriate box:

    [ ] Preliminary Proxy Statement                       [ ] Confidential, for Use of the Commission
                                                          Only (as permitted by Rule 14a-6(e)(2))

    [X] Definitive Proxy Statement

    [ ] Definitive Additional Materials

    [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           SPECTRASITE HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials:

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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

                               [Spectrasite Logo]

To the Stockholders of SpectraSite Holdings, Inc.

     You are invited to attend the Annual Meeting of Stockholders of SpectraSite Holdings, Inc. to be held at the Washington Duke Inn, 301 Cameron Boulevard, Durham, North Carolina on Tuesday, May 2, 2000 at 1:30 p.m., local time.

     The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement explain the matters to be voted on at the meeting. Please read the enclosed Notice and Proxy Statement so you will be informed about the business to come before the meeting. Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to mark, sign and return the enclosed proxy card as soon as possible, even if you plan to attend the Annual Meeting. You may, of course, revoke your proxy by notice in writing to SpectraSite's Secretary at any time before the proxy is voted.

                                          Sincerely,

                                          /s/ STEPHEN CLARK
                                          Stephen H. Clark
                                          President and Chief Executive Officer

                           SPECTRASITE HOLDINGS, INC.
                            100 REGENCY FOREST DRIVE
                                   SUITE 400
                           CARY, NORTH CAROLINA 27511
                                 (919) 468-0112

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 2, 2000

To the Stockholders of SpectraSite Holdings, Inc.

     The Annual Meeting of the holders of common stock of SpectraSite Holdings, Inc. will be held at the Washington Duke Inn, 301 Cameron Boulevard, Durham, North Carolina 27706, on Tuesday, May 2, 2000 at 1:30 p.m., local time, for the following purposes:

        1. to elect eleven members of the Board of Directors to serve until the 2001 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

        2. to amend the Stock Incentive Plan to increase the allocated shares from 10 million to 20 million;

        3. to ratify the appointment by the Board of Directors of Ernst & Young LLP, independent certified public accountants, as the independent auditors for the year ending December 31, 2000; and

        4. to transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed March 17, 2000 as the record date for the Annual Meeting with respect to this solicitation. Only holders of record of SpectraSite's common stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof as described in the Proxy Statement.

     SpectraSite's Annual Report to Stockholders for the year ended December 31, 1999 is enclosed.

                                          By Order of the Board of Directors,

                                          /s/ DAVID TOMICK
                                          David P. Tomick
                                          Secretary

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE AS PROMPTLY AS POSSIBLE. A PROXY MAY BE REVOKED BY A STOCKHOLDER ANY TIME PRIOR TO ITS USE AS SPECIFIED IN THE ENCLOSED PROXY STATEMENT.

                           SPECTRASITE HOLDINGS, INC.
                            100 REGENCY FOREST DRIVE
                                   SUITE 400
                           CARY, NORTH CAROLINA 27511
                                 (919) 468-0112

                                PROXY STATEMENT

                      2000 ANNUAL MEETING OF STOCKHOLDERS

SOLICITATION OF PROXIES

     The Board of Directors of SpectraSite Holdings, Inc. is furnishing this Proxy Statement to solicit proxies for use at SpectraSite's 2000 Annual Meeting of Stockholders, to be held on Tuesday, May 2, 2000 at 1:30 p.m., local time, at the Washington Duke Inn, 301 Cameron Boulevard, Durham, North Carolina 27706, and at any adjournment of the meeting. Each valid proxy received in time will be voted at the meeting according to the choice specified, if any. A proxy may be revoked at any time before the proxy is voted as outlined below.

     This Proxy Statement and the enclosed proxy card are first being sent for delivery to SpectraSite stockholders on or about March 31, 2000. SpectraSite will pay the cost of solicitation of proxies, including the reimbursement to banks and brokers for reasonable expenses for sending proxy materials to their principals.

     The shares of common stock represented by valid proxies we receive in time for the Annual Meeting will be voted as specified in such proxies. Valid proxies include all proxy cards properly executed pursuant to this solicitation and not later revoked. Voting your proxy by mail will not limit your right to vote at the Annual Meeting if you later decide to attend in person. Executed but unvoted proxies will be voted:

        (1) FOR the election of the Board of Directors' nominees for directors;

        (2) FOR the amendment to the Stock Incentive Plan to increase the allocated shares from 10 million to 20 million; and

        (3) FOR the ratification of the appointment of Ernst & Young LLP, independent certified public accountants, as SpectraSite's independent auditors for the year ending December 31, 2000.

     If any other matters properly come before the Annual Meeting, the persons named on the proxies will, unless the stockholder otherwise specifies in the proxy, vote upon such matters in accordance with their best judgment.

VOTING SECURITIES

     SpectraSite has one class of outstanding voting securities, its common stock, $.001 par value per share. SpectraSite has two classes of authorized common stock which are identical in all respects, except that one class is non-voting. If a stockholder is deemed a regulated entity under the Bank Holding Company Act of 1956, as amended, its shares of common stock over 5% of the total issued and outstanding common stock will become non-voting until transferred to a non-regulated entity. A portion of the shares held by affiliates of Canadian Imperial Bank of Commerce are non-voting while owned by such affiliates. As of February 29, 2000, there were 124,265,493 shares of common stock issued, of which 120,478,767 are entitled to vote at the Annual Meeting.

     Only holders of record of shares of common stock at the close of business on March 17, 2000, which the Board of Directors has fixed as the record date, are entitled to vote at the meeting.

     Each share of common stock is entitled to one vote. The presence in person or by proxy of holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum. Stockholders may elect to vote for the entire slate of eleven nominees for the Board of Directors, to vote against the entire slate of nominees, or to vote for some nominees but not others. The affirmative vote of a majority of the shares of the common stock present at the Annual Meeting in person or by proxy, and entitled to vote, is required for approval of the amendment to the Stock Incentive Plan and for the ratification of appointment of our independent auditors.

     Stockholders voting by proxy may elect to vote for all eleven nominees as a slate, or may elect to vote for certain nominees but not others, at their discretion; provided, however, that a stockholder voting by proxy who elects to vote for fewer than all eleven nominees must specify, in writing on the proxy where indicated, the name or names of the nominee or nominees for whom such stockholder has elected to refrain voting. We will count shares that the stockholder votes "for" the nominees for the Board of Directors, where such stockholder does not specify any nominee for whom he or she elects to refrain voting, as a vote for the entire slate of nominees. We will count shares that the stockholder does not vote "for" the nominees or some of them, as a vote "against" the proposal to elect the nominees to the Board of Directors. On the other hand, broker non-votes are not considered shares entitled to vote on this proposal and are not included in determining whether the proposal is approved. A broker non-vote occurs when the nominee of a beneficial owner with the power to vote on at least one matter does not vote on another matter because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner with respect to such matter. Accordingly, broker non-votes have no effect on the outcome of a vote on the proposal to elect the nominees to the Board of Directors.

     In determining whether the proposals to amend the Stock Incentive Plan and to ratify the appointment of our independent auditors are approved, we will count shares that the stockholder does not vote "for" a proposal as a vote "against" that proposal. Thus, an abstention would have the effect of a vote against the applicable proposal. On the other hand, broker non-votes are not considered shares entitled to vote on the applicable proposal and are not included in determining whether such proposal is approved. As described in the preceding paragraph, broker non-votes have no effect on the outcome of a vote on the applicable proposal.

VOTING BY PROXY

     If a stockholder is a corporation or partnership, the accompanying proxy card must be signed in the full corporate or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, the signer's full title must be given and a certificate or other evidence of appointment must be furnished. If shares are owned jointly, each joint owner must sign the proxy card.

     Any proxy duly given pursuant to this solicitation may be revoked by the stockholder, at any time prior to the voting of the proxy, by written notice to SpectraSite's Secretary, either by a later dated proxy signed and returned by mail or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The table below sets forth, as of February 29, 2000, information with respect to the beneficial ownership of SpectraSite's common stock by:

     - each person who is known to be the beneficial owner of more than 5% of any class or series of capital stock;

     - each of the directors and named executive officers individually; and

     - all directors and executive officers as a group.

     The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has an economic interest.

                                                               NUMBER OF
                                                                 SHARES      PERCENTAGE OF
                                                              BENEFICIALLY   TOTAL VOTING
                  NAME OF BENEFICIAL OWNER                       OWNED           POWER
                  ------------------------                    ------------   -------------
Stephen H. Clark(a).........................................    1,614,435         1.3%
Timothy G. Biltz............................................           --          --
David P. Tomick(b)..........................................      257,500           *
Richard J. Byrne(c).........................................       90,000           *
Terry L. Armant(d)..........................................       36,250           *
Calvin J. Payne(e)..........................................    2,091,454         1.7%
Michael R. Stone(f).........................................   12,676,837        10.2%
James R. Matthews(f)........................................   12,676,837        10.2%
Lawrence B. Sorrel(g).......................................   30,875,000        24.8%
Andrew R. Heyer(h)(k).......................................   10,312,500         8.3%
Thomas E. McInerney(g)......................................   31,087,973        25.0%
Michael J. Price(i).........................................      200,000           *
Rudolph E. Rupert(g)........................................   30,850,000        24.8%
Timothy M. Donahue(j).......................................   14,025,000        11.3%
Steven M. Shindler(j).......................................   14,000,000        11.3%
Nextel Communications, Inc.(j)..............................   14,000,000        11.3%
Welsh, Carson, Anderson & Stowe(g)..........................   30,825,000        24.8%
Funds affiliated with J.H. Whitney & Co.(f).................   12,676,837        10.2%
Canadian Imperial Bank of Commerce(h).......................   10,000,000         8.0%
All directors and executive officers as a group (20
  persons)(l)...............................................   73,294,755        58.7%

---------------
* Less than 1%.

(a) Includes 155,000 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days. Of the shares reported in the table, 816,327 are held by Holt Road, L.P. Mr. Clark owns a 1% general partnership interest, certain family trusts own a 98% limited partnership interest and Mary Clark, Mr. Clark's spouse, owns a 1% limited partnership interest in Holt Road, L.P. Mr. Clark is a trustee of each family trust, and he disclaims beneficial ownership of the shares held by Holt Road, L.P., as well as those deemed to be beneficially owned by the family trusts.

(b) Includes 45,000 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days.

(c) Includes 40,000 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days.

(d) Includes 36,250 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days.

(e) Includes 177,380 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days.

(f) Represents 4,923,524 shares held by Whitney Equity Partners, L.P.; 7,265,734 shares held by J.H. Whitney III, L.P.; 175,079 shares held by Whitney Strategic Partners III, L.P.; and 312,500 shares held by J.H. Whitney Mezzanine Fund, L.P. Each of these funds is affiliated with J.H. Whitney & Co. Each of Mr. Stone and Mr. Matthews disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in such funds. The business address for Mr. Stone, Mr. Matthews and the Whitney funds is 177 Broad Street, Stamford, Connecticut 06901.

(g) Messrs. Sorrel, McInerney and Rupert are each principals of Welsh, Carson, Anderson & Stowe and acquired directly 50,000, 262,973 and 25,000 shares, respectively. Messrs. Sorrel, McInerney and Rupert each disclaim beneficial ownership of the shares held by Welsh, Carson. The business address for Messrs. Sorrel, McInerney and Rupert and Welsh, Carson is 320 Park Avenue, Suite 2500, New York, New York 10022.

(h) Andrew R. Heyer, an employee of an affiliate of Canadian Imperial Bank of Commerce, along with Jay R. Bloom and Dean C. Kehler, who are also employees of an affiliate of Canadian Imperial Bank of Commerce, have shared power to vote and dispose of the Series C preferred stock reported in the table. The business address for Canadian Imperial Bank of Commerce is 161 Bay Street, PP Box 500, M51 258, Toronto, Canada, and the business address for Mr. Heyer is 425 Lexington Avenue, 3rd Floor, New York, New York 10017. Pursuant to SpectraSite's amended and restated certificate of incorporation, the shares of common stock beneficially owned by Canadian Imperial Bank of Commerce in excess of 5% of the total issued and outstanding common stock shall be non-voting until such shares are transferred to an entity not subject to the restrictions of the Bank Holding Company Act of 1956, as amended.

(i) Includes 100,000 shares of common stock reported as beneficially owned by Mr. Price which are held by The Price Family Limited Partnership. Mr. Price disclaims beneficial ownership of all such shares.

(j) Messrs. Donahue and Shindler are executive officers of Nextel and disclaim beneficial ownership of the shares held by Nextel. Mr. Donahue owns 25,000 shares directly, and Mr. Shindler owns no shares directly. The business address for Messrs. Donahue and Shindler and Nextel is 2001 Edmund Halley Drive, Reston, Virginia 20191.

(k) Includes 312,500 shares of common stock held by Caravelle Investment Fund, L.L.C. The general partner and investment manager of Caravelle Investment Fund, L.L.C. are affiliates of Andrew R. Heyer, Jay R. Bloom and Dean C. Kehler. See footnote (h).

(l) Includes shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors had seven regular meetings and no special meetings and approved actions by unanimous written consent eight times in 1999. During 1999, the Executive Committee held no meetings and approved actions by unanimous written consent one time. The current members of the Executive Committee are Stephen Clark, Andrew Heyer, Thomas McInerney, Steven Shindler, Lawrence Sorrel and Michael Stone.

     The Board of Directors also has an Audit Committee and a Compensation Committee. The Audit Committee, to the extent not otherwise approved by the full Board of Directors:

     - approves the selection of the independent auditors for SpectraSite;

     - reviews the scope and results of the annual audit;

     - approves the services to be performed by the independent auditors;

     - reviews the performance and fees of the independent auditors;

     - reviews the independence of the auditors;

     - reviews the adequacy of the system of internal accounting controls;

     - reviews the scope and results of internal auditing procedures; and

     - reviews related party transactions.

The Audit Committee held one telephonic meeting during 1999 and did not approve any actions by unanimous written consent in 1999. The current members of the Audit Committee are James Matthews, Michael Price and Lawrence Sorrel.

     The Compensation Committee, to the extent not otherwise approved by the full Board of Directors:

     - adopts and oversees the administration of compensation plans for executive officers and senior management of SpectraSite;

     - determines awards granted to executive officers under such plans;

     - approves the Chief Executive Officer's compensation; and

     - reviews the reasonableness of such compensation.

The Compensation Committee did not meet in 1999 and did not approve any actions by unanimous written consent. The members of the Compensation Committee in 1999 were Thomas McInerney, Lawrence Sorrel and Michael Stone. In March 2000, the Board of Directors appointed Timothy Donahue as a fourth member of the Compensation Committee.

     During 1999, each director attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees on which such director served, except Timothy Donahue, Andrew Heyer, Michael Price, Rudolph Rupert and Steven Shindler.

     The following information regarding the nominees, their occupations, employment history and directorships in certain companies is as reported by the respective nominees.

     Lawrence B. Sorrel, 41, has been Chairman of the Board since April 1999. Mr. Sorrel joined Welsh, Carson, Anderson & Stowe in 1998 and is a managing member or general partner of the respective sole general partners of WCAS VIII and other associated investment partnerships. Prior to joining Welsh, Carson, Mr. Sorrel spent 12 years at Morgan Stanley, where he was a Managing Director and senior executive in Morgan Stanley's private equity group, Morgan Stanley Capital Partners. Mr. Sorrel is a director of Select Medical Corp., Emmis Communications, Westminster Healthcare Ltd, Valor Telecommunications, LLC and Winstar Communications, Inc.

     Stephen H. Clark, 55, is President and Chief Executive Officer of SpectraSite and a director. He has been a director of SpectraSite since its formation in May 1997. Mr. Clark has 22 years of general management experience in high growth, start-up companies in the communications, technology and manufacturing sectors. In 1994, he co-founded PCX Corporation, a manufacturer of electrical distribution systems. Prior to starting PCX, Mr. Clark co-founded and served as Chairman and President of Margaux, a supplier of building automation systems. Prior to starting Margaux, he worked at several technology based, start-up companies. Mr. Clark has a B.A. in physics and an M.B.A. from the University of Colorado.

     Timothy M. Donahue, 51, has been a director since April 1999. Mr. Donahue has served as Chief Executive Officer of Nextel since July 15, 1999, and as a director of Nextel since May 1996. Prior to being named Chief Executive Officer, Mr. Donahue served as President, and on February 29, 1996, he was elected to the additional position of Chief Operating Officer of Nextel. From 1986 to January 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services, Inc., including Regional President for the Northeast. Mr. Donahue serves as a director of Nextel International.

     Andrew R. Heyer, 42, has been a director since April 1999. Mr. Heyer is a Managing Director at CIBC World Markets Corp., where he serves as co-head of The High Yield Group. Prior to joining CIBC World Markets, Mr. Heyer was founder and Managing Director of the Argosy Group L.P., which was acquired by CIBC World Markets in 1995. Mr. Heyer is also Chairman of the Board of Directors of the Hain Food Group, and is a director of Niagara Corporation, Hayes Lemmerz International, Inc., Lancer Industries, Fairfield Manufacturing Company and Millenium Digital Media Holdings, Inc.

     James R. Matthews, 32, has been a director since August 1998. Mr. Matthews has been employed by J. H. Whitney & Co. since 1994 and serves as a General Partner. Previously, he was with Gleacher & Co. Inc. and Salomon Brothers Inc. Mr. Matthews is a director of ClearSource, Inc. and NewPath Holdings, Inc.

     Thomas E. McInerney, 58, has been a director since April 1999. Mr. McInerney joined Welsh, Carson, Anderson & Stowe in 1986 and is a managing member or general partner of the respective sole general partners of WCAS VIII and other associated investment partnerships. Formerly, he co-founded and served as President and Chief Executive Officer of Dama Telecommunications Corp., a telecommunications services company. Earlier, he was Group Vice President -- Financial Services at ADP and Senior Vice President -- Operations at the American Stock Exchange. Mr. McInerney is a director of, among others, Centennial Cellular Corp., Control Data Systems, Bridge Information Systems, The BISYS Group, The Cerplex Group, Attachmate Corp., Global Knowledge Network and Valor Telecommunications, LLC.

     Calvin J. Payne, 47, is Executive Vice President -- Design and Construction of SpectraSite and a director since September 1999. Mr. Payne was Co-founder, Chairman of the Board and Chief Executive Officer of Westower and had been a director of Westower or its predecessor since 1990. Prior to founding Westower, Mr. Payne acquired experience in all aspects of the construction of steel communications towers. Mr. Payne, an award-winning tower designer, has engineered over 600 towers. Mr. Payne is a graduate of the University of British Columbia and the University of Western Australia.

     Michael J. Price, 42, has been a director since April 1999. Mr. Price is Co-Chairman of FirstMark Communications International LLC, a broadband wireless telecommunications company. Prior to that, he worked at Lazard Freres & Co. LLC, starting in 1987, serving first as a Vice President and then as a Managing Director, where he led their global technology and telecommunications practice.

     Rudolph E. Rupert, 34, has been a director since April 1999. Mr. Rupert joined Welsh, Carson, Anderson & Stowe in 1997 and is a managing member or general partner of the respective sole general partners of Welsh, Carson, Anderson, & Stowe VIII and other associated investment partnerships. Previously he was at General Atlantic Partners and Lazard Freres. Mr. Rupert is a director of Centennial Cellular and Control Data Systems, Inc.

     Steven M. Shindler, 37, has been a director since April 1999. Mr. Shindler joined Nextel in May 1996 and serves as Executive Vice President and Chief Financial Officer. Between 1987 and 1996, Mr. Shindler was an officer with Toronto Dominion Bank, where most recently he was a Managing Director in its Communications Finance Group. Mr. Shindler serves as a director of Nextel International.

     Michael R. Stone, 37, has been a director since May 1997. Mr. Stone has been employed by J. H. Whitney & Co. since 1989 and serves as a General Partner. Previously, he was with Bain & Company. Mr. Stone is a director of TBM Holdings, Inc., Scirex Corporation, MedSource Technologies, Inc. and Physicians Surgical Care, Inc.

COMPENSATION OF DIRECTORS

     Directors who are also officers of SpectraSite are not separately compensated for their services as a director. Directors who are not officers do not receive cash compensation for their services; however, non-employee directors are reimbursed for their expenses incurred in connection with attending meetings of the Board or any committee on which they serve and are eligible to receive awards under SpectraSite's Stock Incentive Plan. No stock incentive awards were made to non-employee directors in 1999.

EXECUTIVE OFFICERS

     The executive officers of SpectraSite who are not directors are set forth below. Executive officers of SpectraSite are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified.

     Timothy G. Biltz, 41, is Chief Operating Officer. Prior to joining SpectraSite in August 1999, Mr. Biltz spent 10 years at Vanguard Cellular Systems, Inc., most recently as Executive Vice President and Chief Operating Officer. He joined Vanguard in 1989 as Vice President of Marketing and Operations and was Executive Vice President and President of U.S. Wireless Operations from November 1996 until May 1998 when he became Chief Operating Officer. Mr. Biltz was instrumental in Vanguard's development from an initial start-up to an enterprise with over 800,000 subscribers.

     David P. Tomick, 48, is Executive Vice President, Chief Financial Officer and Secretary. Mr. Tomick has extensive experience raising capital in both private and public markets for high growth companies in the telecommunications industry. From 1994 to 1997, Mr. Tomick was Chief Financial Officer of Masada Security, Inc., a company engaged in the security monitoring business. From 1988 to 1994, he was Vice President -- Finance of Falcon Cable TV, a multiple system operator of cable television systems, where he was responsible for debt management, mergers and acquisitions, equity origination and investor relations. Prior to 1988, he managed a team of corporate finance professionals focusing on the communications industry for The First National Bank of Chicago. Mr. Tomick holds a Master of Management degree from the Kellogg Graduate School of Management at Northwestern University.

     Richard J. Byrne, 42, is Executive Vice President -- Business Development. Prior to joining SpectraSite in April 1999, Mr. Byrne served as the Director of Business Development for Nextel. He had primary responsibility for the tower sale/lease-back and build-to-suit commitment. In addition, Mr. Byrne was responsible for all carrier-to-carrier co-location agreements. Before joining Nextel in 1997, Mr. Byrne held positions of increasing responsibility in the System Development Group of AT&T Wireless Services. Prior to entering the wireless communications industry, Mr. Byrne spent 15 years in the real-estate industry. His work centered on property management, ownership and brokerage of investment properties.

     Terry L. Armant, 51, is Senior Vice President -- Operations. Prior to joining SpectraSite in August 1998, Mr. Armant was Director -- System Implementation at AT&T Wireless Services. In this position, he was responsible for site acquisition, construction, equipment installation and site management for the Northeast region. Mr. Armant oversaw eight departments and a staff of over 115.

     John H. Lynch, 42, is Vice President, General Counsel. Prior to joining SpectraSite in August 1999, Mr. Lynch served as General Counsel for Qualex Inc., the wholly-owned photofinishing subsidiary of Eastman Kodak Company. Before joining Qualex in 1989, Mr. Lynch practiced corporate and real estate law in the Atlanta, Georgia offices of Wildman, Harrold, Allen, Dixon and Branch. Mr. Lynch holds a B.A. in Economics and English from Ohio Wesleyan University, an M.B.A. from Ohio State University, and a J.D. from Ohio State University.

     Daniel I. Hunt, 35, is Vice President -- Finance and Administration. Prior to joining SpectraSite in April 1999, Mr. Hunt served as Director of Accounting and Financial Reporting at Wavetek Wandel & Goltermann, Inc., a developer and manufacturer of communications test equipment based in North Carolina and Eningen, Germany. Previously, Mr. Hunt was Controller for Wandel & Goltermann Technologies, Inc. Before joining Wandel & Goltermann, Mr. Hunt worked in the audit and business consulting practice of Arthur Andersen. Mr. Hunt is a certified public accountant and a graduate of Wake Forest University.

     Steven C. Lilly, 30, is Vice President and Treasurer. Prior to joining SpectraSite in July 1999, Mr. Lilly served as a Vice President in First Union Corporation's loan syndications group where he was primarily responsible for structuring and negotiating transactions for emerging telecommunications companies, including wireless service providers, competitive local exchange carriers and tower companies.

     Douglas A. Standley, 42, is Vice President of SpectraSite's Broadcast Group. Prior to joining SpectraSite in December 1999, Mr. Standley was President of Stainless, Inc. From 1997 to 1999, Mr. Standley was the Chief Executive Officer and President of FWT, Inc., a provider of wireless infrastructure products, and from 1995 to 1997, he was a director of Synergetics, Inc., a boutique international management consulting firm. Mr. Standley holds a B.A. in Business Administration from California State University and is completing a Presidential Key Executive M.B.A. through Pepperdine University.

     Alexander L. Gellman, 39, is Vice President of SpectraSite's Site Management Group. Prior to joining SpectraSite in January 2000, Mr. Gellman was Chief Executive Officer of Apex, which he co-founded in March 1995. Prior to founding Apex, Mr. Gellman co-founded Horizon Cellular Group, where he most recently served as Vice President of Development. Mr. Gellman has founded and developed several other telecommunications-related start-up companies. Mr. Gellman holds an M.B.A. in Finance and Accounting from The Wharton School of the University of Pennsylvania and a B.A. in Biology from Tufts University.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation paid by or incurred on behalf of SpectraSite to its Chief Executive Officer and four other most highly compensated executive officers for the years ended December 31, 1997, 1998 and 1999. Amounts shown for 1997 include compensation paid by Holdings to the named executive officers from April 25, 1997, the date of Holdings' inception, through December 31, 1997.

                                                                              LONG TERM
                                                                         COMPENSATION AWARDS
                                                                      -------------------------
                                                                                     NUMBER OF
                                      ANNUAL COMPENSATION                            SECURITIES
                            ---------------------------------------                  UNDERLYING
    NAME AND PRINCIPAL                                      OTHER     RESTRICTED      OPTIONS/        ALL OTHER
         POSITION           YEAR   SALARY($)   BONUS($)   ANNUAL($)    STOCK($)       SARS(#)     COMPENSATION($)(e)
    ------------------      ----   ---------   --------   ---------   ----------     ----------   ------------------
Stephen H. Clark..........  1999    219,006    150,000          --          --        775,000            2,535
  Chief Executive Officer   1998    168,000     68,000          --          --        300,000            2,400
                            1997    107,046         --          --          --        425,000               --
David P. Tomick...........  1999    187,921     77,360          --          --        225,000            2,442
  Chief Financial Officer   1998    140,000     56,000          --          --         50,000            2,178
                            1997     64,029         --          --          --        225,000               --
Terry L. Armant(a)........  1999    148,025     51,845          --          --         25,000            2,316
  Senior Vice President     1998     55,192     68,150          --          --        125,000               --
    -- Operations
Richard J. Byrne(b).......  1999    103,205     70,613     138,613     224,500(d)     200,000           22,172
  Executive Vice
    President -- Business
    Development
Timothy G. Biltz(c).......  1999     89,000     50,000      17,609          --        400,000           32,064
  Chief Operating Officer

---------------
(a) Mr. Armant joined SpectraSite in August 1998.

(b) Mr. Byrne joined SpectraSite in April 1999.

(c) Mr. Biltz joined SpectraSite in August 1999.

(d) Mr. Byrne received 50,000 shares of restricted common stock in connection with his employment by SpectraSite, and he is entitled to dividends, if any, paid on his restricted stock. As of December 31, 1999, Mr. Byrne held 50,000 shares of restricted common stock with a fair market value of $544,000. No other named executive officer holds shares of restricted stock.

(e) Amounts reported for 1999 include SpectraSite's contribution under its 401(k) plan of $2,535, $2,442, $2,316 and $707 for Messrs. Clark, Tomick,
    Armant and Byrne, respectively, and relocation allowances of $21,465 and $32,064 for Messrs. Byrne and Biltz, respectively.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

     All options become exercisable immediately upon a change in control. Unless a particular option grant provides otherwise, a change in control occurs upon a merger, consolidation, reorganization or any transaction in which all or substantially all of Holdings' assets are sold, leased or transferred. However, a transaction in which the holders of Holdings' capital stock immediately prior to the transaction continue to hold at least a majority of the voting power of the surviving corporation does not constitute a change in control, and no options become exercisable upon a change in control as to which a performance milestone has not been achieved as of the date of the change in control. Holders of options at the time of the Nextel tower acquisition in April 1999 agreed that the acquisition and related financing transactions did not constitute a change of control under their options.

     The present value of the options granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0.0%, volatility of 0.7, risk-free interest rate of 5.0% and expected option lives of seven years.

                                   NUMBER OF      % OF TOTAL
                                   SECURITIES    OPTIONS/SARS
                                   UNDERLYING     GRANTED TO
                                  OPTIONS/SARS   EMPLOYEES IN   EXERCISE PRICE   EXPIRATION      GRANT DATE
              NAME                 GRANTED(#)        1999        PER SHARE($)       DATE      PRESENT VALUE($)
              ----                ------------   ------------   --------------   ----------   ----------------
Stephen H. Clark................    775,000           29             5.00          4/20/09       2,187,825
David P. Tomick.................    225,000            8             5.00          4/20/09         635,175
Terry L. Armant.................     25,000            1             5.00          4/20/09          70,575
Richard J. Byrne................    200,000            7             5.00          4/20/09         564,600
Timothy G. Biltz................    300,000           11             5.00          8/31/09       1,764,270
                                    100,000            4             9.26         11/23/09         598,370

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND YEAR-END OPTION/SAR VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                              NUMBER OF                      OPTIONS AT DECEMBER 31,        IN-THE-MONEY OPTIONS
                                SHARES                               1999(#)               AT DECEMBER 31, 1999($)
                               ACQUIRED         VALUE      ---------------------------   ---------------------------
           NAME             ON EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             --------------   -----------   -----------   -------------   -----------   -------------
Stephen H. Clark..........          --              --       212,500       1,287,500      1,697,875      8,318,875
David P. Tomick...........     112,500         535,500             0         387,500              0      2,565,875
Terry L. Armant...........          --              --        31,250         118,750        249,688        896,063
Richard J. Byrne..........          --              --             0         200,000              0      1,176,000
Timothy G. Biltz..........          --              --             0         400,000              0      1,926,000

EMPLOYMENT AGREEMENTS

     SpectraSite has entered into employment agreements with each of Messrs. Clark, Tomick and Byrne effective April 20, 1999. The initial term of the employment agreements is five years. In 2000, the annual salaries for Messrs. Clark, Tomick and Byrne are $325,000, $220,000 and $175,000, respectively, and they are eligible to receive annual bonuses determined at the discretion of the board of directors. Mr. Byrne also received a $40,000 bonus in connection with his relocation to Cary, North Carolina. If their employment is terminated as a result of their death, disability, or termination without cause Messrs. Clark, Tomick and Byrne will be entitled to receive continued salary, bonus and health benefits for a period of 24 months.

     Under the employment agreements, Messrs. Clark, Tomick and Byrne were granted incentive stock options to purchase 775,000, 225,000 and 200,000 shares of common stock, respectively. The exercise price for the options will be $5.00. Twenty percent of the stock options will become exercisable each year over the five-year employment period. If SpectraSite terminates the employment of Mr. Byrne without cause, or if he dies or becomes disabled, then his stock options shall be fully exercisable. If SpectraSite terminates the employment of Mr. Clark or Mr. Tomick without cause, or if either of them dies or becomes disabled, then the stock options that they held prior to entering into the employment agreement, but not those granted under the employment agreement, shall be fully exercisable.

     Messrs. Clark, Tomick and Byrne have agreed that for a period of 24 months following the termination of their employment with SpectraSite they will not:

     - engage in competition, own any interest in, or perform any services for any business which engages in competition with SpectraSite;

     - solicit management employees of SpectraSite or otherwise interfere with the employment relationship between SpectraSite and its employees; or

     - engage or work with any supplier, contractor or entity with a business relationship with SpectraSite, if such action would have a material adverse effect on SpectraSite.

     In addition, in connection with his employment with SpectraSite, Mr. Byrne purchased 50,000 shares of common stock for a nominal amount. Mr. Byrne's right to retain these shares of common stock vests in equal 25% installments on each of the first four anniversaries of his employment agreement. Vesting will accelerate upon Mr. Byrne's termination without cause or if he dies or becomes disabled. Mr. Byrne will also receive a bonus to pay income taxes incurred in connection with this purchase of common stock.

PERFORMANCE GRAPH

     The following graph compares, for the period beginning on September 3, 1999, the date SpectraSite's common stock first became publicly traded on the Nasdaq National Market, and ending on December 31, 1999, the cumulative total return of the common stock to the cumulative total returns on the Nasdaq Composite Index and a peer group index, comprised of American Tower Corporation, Crown Castle International Corp., Pinnacle Holdings, Inc. and SBA Communications Corporation. The comparison assumes $100 was invested on September 3, 1999 in SpectraSite's common stock and in each of the foregoing indices and that all dividends were reinvested.

[CHART]

                                                       SPECTRASITE           NASDAQ COMPOSITE INDEX         PEER GROUP INDEX
                                                       -----------           ----------------------         ----------------
9/3/99                                                   100.00                      100.00                      100.00
12/31/99                                                  85.29                      100.18                      157.47

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee is currently comprised of four non-employee, independent members of the Board of Directors. The Committee has responsibility to review, recommend and approve changes to SpectraSite's compensation policies and benefits programs, to administer the Company's stock plans, including approving stock grants to executive officers and directors and certain other stock option grants, and otherwise to ensure that the compensation philosophy is consistent with SpectraSite's best interests and is implemented in an appropriate manner.

COMPENSATION PHILOSOPHY

     SpectraSite's compensation philosophy gives form to the actions of the Compensation Committee and underlies the compensation structure. Our philosophy is to (i) provide a competitive total compensation package that allows us to attract and retain key executive and employee talent that promotes our ability to accomplish our goals and (ii) directly link compensation to improvements in our financial and operational performance and increases in stockholder value, as measured by SpectraSite's common stock price.

COMPENSATION PROGRAM

     SpectraSite's compensation program for key employees emphasizes variable compensation, primarily through performance-based grants of long-term, equity-based incentives in the form of stock options. Salaries at all employee levels are generally targeted at median market levels.

     The Committee reviews compensation structure and total compensation levels to ensure that management and key employee total compensation opportunities are linked to SpectraSite's performance and stock price appreciation and keep pace with SpectraSite's competition. The Committee believes that the base salary, total cash compensation and stock appreciation opportunities for senior management, as well as those of the general employee population, are consistent with competitive market levels. Furthermore, we emphasize the stock incentive portion of our compensation packages in order to increase our ability to attract and retain qualified executive officers.

     We believe our status as a newly public company makes the equity-based component of our compensation packages a strong element in our ability to keep and retain the executives we need to grow and prosper in a business dominated by a number of strong national tower companies. The Committee feels the use of stock options and performance-based bonuses encourages a continuity of interests between our stockholders and our senior management. Because a stock option's value is based on the market price of our stock, in order for our executives to realize the value of their option awards they must encourage and engage in activities which increase stockholder value. Conversely, if SpectraSite performs poorly, senior management is directly affected as stock options lose value and performance-based bonuses are not paid, lowering the overall compensation package.

BASE SALARIES

     The base salary of certain executive officers is determined by employment agreements. In determining base salary for executives not covered by employment agreements, the Committee considers the officer's impact on the organization, scope of responsibility, prior experience, past accomplishments and data on prevailing compensation levels in relevant executive labor markets as it determines appropriate salary levels. Rather than calculate a precise formula to determine an officer's compensation, the Committee studies each officer's contribution to his or her respective area of concentration and responsibility, using the criteria listed above as a general framework for consideration. The Committee believes the flexibility inherent in an approach which allows it to evaluate each individual's particular situation before making consideration determinations serves SpectraSite's interests by allowing the Committee to focus on each individual's total performance and contributions to SpectraSite as a whole.

LONG-TERM INCENTIVES

     SpectraSite's compensation packages for executive officers include stock option awards and annual cash bonuses payable upon achievement of previously stated performance targets, such as the improvement of earnings before interest, taxes, depreciation and amortization. This allows the Committee to give financial rewards for the achievement of high standards of business performance; conversely, senior management risks the loss of significant compensation through the failure to achieve these standards. For most executive officers, target cash bonuses approximate 30% to 40% of base salary. Senior executive officers have target cash bonuses at a higher salary percentage. In order to determine amounts of stock option awards, the Committee assesses responsibility and performance criteria appropriate to the executive officer in question to select performance-based targets the achievement of which result in option awards. The size of the option awards for which an officer is eligible are determined principally by the level of responsibility for SpectraSite's performance that the officer holds.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Stephen H. Clark, SpectraSite's President and Chief Executive Officer, has entered into an employment agreement effective April 20, 1999. The agreement has an initial term of five years. For a description of the employment agreement, see "Executive Compensation -- Employee Agreements." Mr. Clark's salary for 1999 was $219,006, and he is eligible to receive an annual bonus at the discretion of the Board of Directors. Under the terms of his employment agreement, Mr. Clark was granted incentive stock options to purchase 775,000 shares of common stock at an exercise price of $5.00 per share. Twenty percent of the options become exercisable each year during the term of the employment agreement. Mr. Clark was awarded a cash bonus of $150,000 for 1999 in recognition of his leadership and vision. In the past year, SpectraSite increased its tower portfolio from 106 to 2,765 towers, acquired Westower Corporation to gain construction and engineering capabilities and entered the broadcast tower industry through a series of year-end transactions. Mr. Clark was instrumental in spearheading and orchestrating each of these 1999 milestones.

                     Thomas McInerney
                     Lawrence Sorrel
                     Michael Stone
                     Timothy Donahue

                              CERTAIN TRANSACTIONS

REPURCHASE OF COMMON STOCK FROM FORMER EMPLOYEE

     In an agreement dated September 15, 1998, a former employee agreed to sell 125,000 shares of common stock to SpectraSite and to release SpectraSite from any potential claims for an agreed upon price. In addition, the agreement provided that stockholders of SpectraSite Holdings would have an option to purchase the former employee's remaining 37,605 shares of common stock for the same price per share, provided that SpectraSite advise the former employee in writing of the exercise of all or any portion of such option by November 15, 1998. On October 9, 1998, SpectraSite paid the former employee $0.5 million for his shares and the release under the agreement, and on February 5, 1999, David
P. Tomick purchased the remaining 37,605 shares for an aggregate purchase price of $150,240.

THE PREFERRED STOCK OFFERINGS

     According to the terms of a stock purchase agreement, dated as of May 12, 1997, Whitney Equity Partners, L.P. and Kitty Hawk Capital Limited Partnership, III purchased an aggregate of 3,462,830 shares of SpectraSite Holdings' Series A preferred stock for an aggregate purchase price of $10.0 million in a transaction exempt from registration under the Securities Act.

     According to the terms of a stock purchase agreement, dated as of March 23, 1998, Whitney Equity Partners, L.P., J.H. Whitney III, L.P., Whitney Strategic Partners III, L.P., Waller-Sutton Media Partners, L.P., Kitty Hawk Capital Limited Partnership, III, Kitty Hawk Capital Limited Partnership IV, Eagle Creek Capital, L.L.C., The North Carolina Enterprise Fund, L.P., Finley Family Limited Partnership, William R. Gupton, Jack W. Jackman and Alton D. Eckert purchased an aggregate of 7,000,000 shares of SpectraSite Holdings' Series B preferred stock for an aggregate purchase price of $28.0 million. As of March 23, 1998 the Series B investors purchased the first installment of 4,250,000 shares of Series B preferred stock for $17.0 million. As of August 27, 1998, the Series B investors (other than Whitney Equity Partners, L.P.) purchased 2,074,016 shares for an aggregate purchase price of approximately $8.3 million and as of September 21, 1998, Whitney Equity Partners, L.P. purchased the remaining 675,874 shares of Series B preferred stock for an aggregate purchase price of approximately $2.7 million.

     According to the terms of a stock purchase agreement, dated as of February 10, 1999, as amended on April 20, 1999, Welsh, Carson, Anderson & Stowe VIII, L.P., certain other persons and entities affiliated with Welsh, Carson, Anderson & Stowe, J.H. Whitney III, L.P., Whitney Strategic Partners III, L.P., CIBC WG Argosy Merchant Fund 2, L.L.C., Co-Investment Merchant Fund 3, LLC, The North Carolina Enterprise Fund, L.P., Waller-Sutton Media Partners, L.P., Kitty Hawk Capital Limited Partnership, IV, Finley Family Limited Partnership, Eagle Creek Capital, L.L.C., David P. Tomick, Jack W. Jackman, Alton D. Eckert, William R. Gupton, The Price Family Limited Partnership and Benake L.P. agreed to purchase 46,286,795 shares of SpectraSite Holdings' Series C convertible preferred stock in connection with and partially to fund the Nextel tower acquisition. The Series C investors paid an aggregate purchase price of approximately $231.4 million on April 20, 1999 for the shares of SpectraSite Holdings' Series C preferred stock in a transaction exempt from registration under the Securities Act.

     In connection with the consummation of our public offering of common stock on February 4, 2000, all outstanding shares of Series A, Series B and Series C preferred stock converted on a share-for-share basis into common stock. The Series C investors, including the holders of the Series A preferred stock and the Series B preferred stock, and certain other stockholders of SpectraSite Holdings are entitled to certain rights under the stockholders' agreement and the registration rights agreement, described below.

AGREEMENTS WITH NEXTEL

     On April 20, 1999, Nextel and SpectraSite entered into several agreements in connection with SpectraSite's acquisition of tower assets from Nextel. The following is a summary of the material terms of these agreements.

     Master Site Commitment Agreement. SpectraSite and certain of Nextel's subsidiaries entered into a master site commitment agreement under which Nextel and its controlled affiliates will offer SpectraSite certain exclusive opportunities, under specified terms and conditions, relating to the construction or purchase of, or co-location on, additional communications sites. These sites will then be leased by subsidiaries of Nextel under the terms of the master site lease agreement. If the number of new sites leased, whether purchased from Nextel, constructed at Nextel's request or otherwise made available for co-location by Nextel, its affiliates and Nextel Partners, is less than the agreed upon numbers as of particular dates, then commencing with the 37th month after the closing, Nextel has agreed to make certain payments to SpectraSite. The master site commitment agreement terminates on the earlier of April 20, 2004 or the date on which the number of sites purchased or constructed or made available for co-location under the master site commitment agreement equals or exceeds 1,700. The master site commitment agreement also gives SpectraSite a right of first refusal to acquire any towers that Nextel or certain affiliates desire to sell.

     The master site commitment agreement specifies that SpectraSite is not obligated to develop more than 566 new sites each year. SpectraSite has agreed to abide by Nextel's deployment plan. To date, Nextel's plan has emphasized filling gaps in current coverage areas to increase capacity and enhance signal quality, as well as deploying sites in areas contiguous to Nextel's existing markets and deploying sites in new markets to expand the Nextel network. These sites also include sites operated or to be developed by Nextel Partners in their service areas. This strategy contemplates expansion and deployment in most major metropolitan areas of the contiguous United States, including highway corridors that connect existing and planned markets, particularly in the eastern half of the United States and along the west coast. SpectraSite is not obligated to develop sites outside of Nextel's or Nextel Partners' currently delineated network deployment area to the extent these sites account for more than 10% of the total sites developed under this agreement.

     The agreement may be terminated by either side, by written notice, under certain conditions. SpectraSite may terminate the agreement if:

     - Nextel or one of its subsidiaries that transferred assets to SpectraSite becomes insolvent, or is unable to pay its debts as they become due; or

     - Nextel or a transferring subsidiary is liquidated, voluntarily or involuntarily, or a receiver or liquidator is appointed for that entity.

     Nextel may terminate the agreement if:

     - either SpectraSite Holdings or its subsidiary holding the Nextel towers becomes insolvent, or is unable to pay its debts as they become due;

     - either SpectraSite Holdings or such subsidiary is liquidated, voluntarily or involuntarily, or a receiver or liquidator is appointed for such entity; or

     - at or after the end of any calendar year, Nextel has exercised its rights to recover a penalty payment, as specified in the agreement, because, for more than 10% of the total number of towers required to be developed by SpectraSite during each year, SpectraSite has failed to complete development of new towers during the allotted time period.

     Either SpectraSite or Nextel may terminate the agreement if the other party is in breach of an obligation to pay money or in breach of a material nonmonetary obligation, if the breach is neither waived nor cured.

     Master Site Lease Agreement. SpectraSite and Nextel entered into a master site lease agreement under which SpectraSite has agreed to lease to Nextel's subsidiaries space on wireless communications towers or other transmission space:

     - at the sites transferred to SpectraSite as part of the Nextel tower acquisition;

     - at the sites subsequently constructed or acquired by SpectraSite under the master site commitment agreement; or

     - at other sites and related wireless communications towers or transmission space owned, leased or licensed by SpectraSite.

     In addition, an entity in which Nextel holds a minority equity interest, Nextel Partners, may in the future enter into a separate master site lease agreement. Under this separate agreement, SpectraSite would agree to lease to Nextel Partners space on wireless communications towers or other transmission space:

     - at some of the sites transferred to SpectraSite as part of the Nextel tower acquisition;

     - at some of the sites subsequently constructed or acquired by SpectraSite under the master site commitment agreement; or

     - at other sites and related space on wireless communications towers or transmission space owned, leased or licensed by SpectraSite.

     If Nextel Partners does not enter into a master site lease agreement with SpectraSite in the future, any site that would otherwise have been leased to Nextel Partners thereunder will instead be leased to Nextel's subsidiaries under the Nextel master site lease agreement.

     The Nextel master site lease agreement and, if executed, the Nextel Partners master site lease agreement will be supplemented from time to time to provide for the lease of space on certain additional communications towers or other transmission space at sites owned, constructed or acquired by SpectraSite. Nextel and, if Nextel Partners executes a master site lease agreement, Nextel Partners shall have a right of first refusal with respect to the sale of any sites acquired by SpectraSite as part of the Nextel tower acquisition or constructed or acquired by SpectraSite under the master site commitment agreement.

     The Nextel master site lease agreement and, if executed, the Nextel Partners master site lease agreement provide that within 15 days of the commencement of the lease of a given site, and on the first day of each month thereafter for the term of the lease, a rental payment of $1,600 per month will be due on each tower which SpectraSite leases to any of the tenants who are parties to the agreement. Monthly payments will be adjusted for partial months when appropriate. On each annual anniversary of a given lease's commencement, the rent owed under the lease will increase by 3%.

     Other rental provisions include:

     - an option for tenants to lease additional space, if available, on sites where the tenant already leases space; and

     - a right allowing tenants to install, at their sole option and expense and only when additional capacity exists at the rental site, microwave antennae of various sizes and other equipment at additional rental rates delineated in the agreement.

     These provisions are subject to the same annual 3% rate increase as the base rent.

     The agreement further provides that each tenant is responsible for any portion of personal property taxes assessed on any site and directly attributable to the tenant's property, franchise and similar taxes imposed on the tenant's business and sales tax imposed upon payment or receipt of rents payable under the agreement. The landlord is responsible for all other taxes. Additionally, the agreement provides that the landlord will be responsible for certain types of insurance. Each tenant is also responsible for certain other types of insurance.

     The term of each lease contracted under the agreement is at least five years, with a right to extend for five successive five-year periods. In certain cases, the initial lease term will be six, seven or eight years. The lease is automatically renewed unless the tenant submits notification of its intent to terminate the lease, when its current term expires, prior to such expiration. The tenant has the right to trade the term of any given site for the term of any other site, upon written notice to the landlord. However, such a trade is limited to one time per site per term.

     A tenant may terminate a lease for any site, at its sole discretion, without further liability to the landlord, with 30 days prior written notice, if:

     - the tenant uses reasonable efforts and fails to obtain or maintain any license, permit or other approval necessary for operation of its communications equipment; or

     - the tenant is unable to use the tower due to FCC action which is not a result of any action by the tenant.

     Either party may terminate a lease for any site with 60 days prior written notice, if the other party breaches a nonmonetary obligation, subject to certain cure provisions. Either party may terminate a lease for any site with 10 days prior written notice, if the other party breaches a monetary obligation and that breach is not cured within the 10-day period. In addition, if Nextel or Nextel Partners, if Nextel Partners executes a master site lease agreement, defaults on rental payments with respect to more than 10% of the sites covered by its respective master site lease agreement and Nextel or Nextel Partners, as the case may be, remains in default for 30 days following notice from SpectraSite, SpectraSite may cancel the master site lease agreement of the defaulting party as to all sites covered by that agreement.

     Security and Subordination Agreement. SpectraSite and Nextel entered into a security and subordination agreement under which SpectraSite granted to Nextel a continuing security interest in the assets acquired in the Nextel tower acquisition or acquired or constructed under the master site commitment agreement. This interest secures SpectraSite's obligations under the Nextel master site lease agreement and, if applicable, the Nextel Partners master site lease agreement. The terms of an intercreditor agreement render Nextel's lien and the other rights and remedies of Nextel under the security and subordination agreement subordinate and subject to the rights and remedies of the lenders under the credit facility.
                                       15
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TRANSACTIONS RELATED TO THE NEXTEL TOWER ACQUISITION

     On April 20, 1999, in connection with the Nextel tower acquisition, Messrs. Sorrel, Rupert, McInerney and Price purchased 50,000, 25,000, 262,973 and 100,000 shares of SpectraSite Holdings' Series C preferred stock for $5.00 per share, respectively. In addition, Mr. Price purchased 100,000 shares of common stock and executed promissory notes as payment for the common stock. The promissory notes mature on April 20, 2009 and bear interest at 5.67% per year. Under the purchase agreement for Mr. Price's shares, 25% of the shares of common stock vest each year, with the first installment vesting on April 20, 2000. In addition, SpectraSite has the right to repurchase half of the shares at their original cost to Mr. Price at any time prior to April 20, 2000 and upon the date Mr. Price ceases to perform services for SpectraSite. Each of Messrs. Sorrel, Rupert, McInerney and Price are members of SpectraSite Holdings' board of directors. Messrs. Sorrel, Rupert and McInerney are also affiliates of Welsh, Carson, Anderson & Stowe.

     Affiliates of Welsh, Carson, Anderson & Stowe, J. H. Whitney & Co., and Canadian Imperial Bank of Commerce received an aggregate of two million shares of SpectraSite Holdings common stock as consideration for financing commitments made in connection with the Nextel tower acquisition. Welsh Carson, J. H. Whitney and Canadian Imperial Bank of Commerce are each significant stockholders of SpectraSite Holdings and affiliates of each entity are members of SpectraSite Holdings' board of directors.

     To finance a portion of the cash consideration paid to Nextel, SpectraSite Holdings issued and sold 11 1/4% senior discount notes due 2009 in a private offering and borrowed $150.0 million under its credit facility. CIBC World Markets Corp. was an initial purchaser in the 2009 notes offering, and an affiliate of CIBC World Markets is an agent and a lender under the credit facility. See "-- Transactions with Affiliates."

TRANSACTIONS WITH EXECUTIVE OFFICERS

     In May 1997, Stephen H. Clark agreed to invest additional personal funds in SpectraSite at the average per share price of SpectraSite Holdings Series A and Series B preferred stock. In satisfaction of this commitment, Mr. Clark purchased 210,000 shares of common stock for an aggregate purchase price of $772,800 on April 20, 1999.

     In August 1999, SpectraSite loaned David P. Tomick $325,000 in connection with the exercise of certain stock options. The 112,500 shares Mr. Tomick acquired through the exercise of these options are pledged to SpectraSite as security for this loan. The loan bears interest at the applicable federal rate under the Internal Revenue Code, 5.36% per annum, and matures in August 2002.

     In September 1999, SpectraSite loaned Timothy G. Biltz $500,000 to purchase a home as a relocation incentive. This loan will be secured by any shares of common stock issued to Mr. Biltz upon his exercise of options, bears interest at 5.82% per annum and matures in September 2004.

     In January 2000, SpectraSite loaned Stephen H. Clark $1,100,000 in connection with the exercise of stock options to acquire 512,500 shares of common stock. The loan bears interest at the applicable federal rate under the Internal Revenue Code and matures on December 31, 2002.

STOCKHOLDERS' AGREEMENT

     In connection with the closing of the Nextel tower acquisition, SpectraSite Holdings and its stockholders entered into the third amended and restated stockholders' agreement, which superseded and replaced the existing stockholders' agreement among SpectraSite Holdings and its stockholders. The following is a summary of the material terms of the stockholders' agreement.

     The stockholders' agreement contains a voting agreement provision under which SpectraSite Holdings and certain stockholders agreed to take all appropriate action to:

     - elect the greater of three and the number of directors Welsh, Carson could appoint based on its proportionate ownership of SpectraSite Holdings stock to SpectraSite Holdings' board;

     - elect two Nextel designees to SpectraSite Holdings' board;

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

     - elect two designees of funds affiliated with J.H. Whitney & Co. to SpectraSite Holdings' board;

     - elect one designee of Canadian Imperial Bank of Commerce or its affiliates to SpectraSite Holdings' board;

     - elect the Chief Executive Officer, initially Stephen H. Clark, to SpectraSite Holdings' board;

     - remove and replace any director if requested to do so by the stockholders who designated the director;

     - use their best efforts to cause Welsh, Carson designees to make up two of the three members of a compensation committee created to, among other things, set SpectraSite's employee compensation policy;

     - use their best efforts to cause Welsh, Carson and the J.H. Whitney funds' designees to make up two of the three members of an audit committee to, among other things, review and approve SpectraSite's financial statements; and

     - use their best efforts to elect a Welsh, Carson affiliate, Lawrence B. Sorrel, as Chairman of SpectraSite Holdings' board.

     This voting agreement provision terminates on February 4, 2005. The voting agreement provision will terminate as to any given stockholder on the earlier to occur of that stockholder's disposition of 50% or more of its SpectraSite Holdings stock and the date on which the stockholder owns less than 8% of SpectraSite Holdings' outstanding stock.

     The stockholders' agreement also prohibits all stockholders that are parties to the agreement other than Welsh, Carson from selling or otherwise transferring their SpectraSite Holdings stock, except for transfers:

     - made with the prior written consent of Welsh, Carson;

     - in limited instances, made with the prior written consent of 60% of the aggregate shares of capital stock held by affiliates of J.H. Whitney & Co., Canadian Imperial Bank of Commerce and Nextel;

     - by an individual stockholder to his or her spouse or descendant;

     - in accordance with the tag-along provisions described below;

     - by institutional stockholders to their affiliates; and

     - by Nextel to its affiliates or creditors to secure obligations under a secured credit facility.

     These transfer restrictions terminate upon the earlier of the sale, transfer or other disposition by Welsh, Carson of 50% or more of its SpectraSite Holdings stock and August 4, 2001. SpectraSite Holdings' stockholders also agreed that they would agree to a longer transfer restriction period if asked to do so by the underwriter of certain public offerings of SpectraSite Holdings' stock, so long as the lock-up binds SpectraSite's executive officers and all holders of more than 5% of SpectraSite Holdings' outstanding stock, and any exceptions to the lock-up provision apply equally to all stockholders.

     Once the transfer restrictions terminate, all transfers by stockholders owning more than 5% of SpectraSite Holdings' stock will continue to be governed by the coordinated distribution requirements of SpectraSite Holdings' second amended and restated registration rights agreement.

     The stockholders' agreement contains a tag-along provision which gives the parties to the stockholders' agreement the right to participate in any sale by Welsh, Carson of its SpectraSite Holdings stock on the same terms as Welsh, Carson sells its stock. This provision will terminate at the same time as the transfer restrictions terminate.

     SpectraSite may not redeem any shares of common stock, except for repurchases from employees of up to $0.5 million in any twelve-month period.

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

REGISTRATION RIGHTS AGREEMENT

     In connection with the closing of the Nextel tower acquisition, SpectraSite, Nextel, the Series A investors, the Series B investors, the Series C investors and certain members of SpectraSite's management entered into a second amended and restated registration rights agreement. In connection with SpectraSite's acquisition of Apex, the former stockholders of Apex joined the registration rights agreement. The following is a summary of the material terms of the registration rights agreement.

     Under the registration rights agreement, the holders of SpectraSite Holdings' stock party to the agreement may require SpectraSite to register all or some of their shares under the Securities Act. The following conditions must be met to trigger this registration obligation:

     - SpectraSite must receive a request for registration from holders of at least 25% of its outstanding stock covered by the registration rights agreement, exclusive of stock held by management;

     - the request must be received at any time following August 4, 2001; and

     - SpectraSite must expect the aggregate offering price of the registered securities will exceed $50.0 million.

     SpectraSite is only obligated to effect three such registrations. Both SpectraSite Holdings and its management have the right to include their shares in any registration statement required by the registration rights agreement.

     The registration rights agreement also provides that SpectraSite Holdings' institutional stockholders and Nextel have the right to require SpectraSite to file a registration statement on a Form S-3 covering their stock if and when SpectraSite Holdings becomes eligible to file a such a registration statement. Nextel or the institutional shareholders may request this registration if:

     - SpectraSite Holdings is eligible to file a registration statement on Form S-3; and

     - SpectraSite expects the aggregate offering price of the registered securities will exceed $10.0 million.

     In addition to SpectraSite's registration obligations discussed above, if SpectraSite Holdings registers any of its common stock under the Securities Act for sale to the public for SpectraSite's account or for the account of others or both, the registration rights agreement requires that it use its best efforts to include in the registration statement stock held by other of SpectraSite Holdings' stockholders who wish to participate in the offering. Registrations by SpectraSite Holdings on Form S-4, Form S-8 or any other form not available for registering stock for sale to the public will not trigger this registration obligation.

     The parties to the registration rights agreement also agreed that if they publicly sell their securities they will attempt to conduct the sale in a manner that will not adversely disrupt the market for SpectraSite Holdings stock. The stockholders agreed, to the extent practicable, to coordinate those sales and make them through a single broker or market maker over a sufficient period of time to permit an orderly disposition of their securities. This coordinated distribution restriction terminates:

     - with respect to any shares that have been effectively registered and disposed of in accordance with the registration statement covering those shares;

     - as to any stockholder who owns less than 5% of SpectraSite Holdings' outstanding stock; or

     - at such time as the number of shares of common stock in the hands of the public exceeds the number of shares of SpectraSite Holdings' restricted stock and stock held by management.

TRANSACTIONS WITH AFFILIATES

     Affiliates of Canadian Imperial Bank of Commerce, which owns 8.0% of SpectraSite Holdings' common stock, have provided, and may continue to provide, investment banking services to SpectraSite. CIBC World Markets Corp. is acting as agent and lender under our credit facility and receives customary fees for the performance of these activities. In addition, CIBC World Markets Corp. was an initial purchaser of

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

SpectraSite Holdings' 12% Senior Discount Notes due 2008, SpectraSite Holdings' 11 1/4% Senior Discount Notes due 2009, SpectraSite Holdings' 10 3/4% Senior Notes due 2010 and SpectraSite Holdings' 12 7/8% Senior Discount Notes due 2010, and an underwriter of SpectraSite Holdings' public offering of common stock in February 2000.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     At the meeting, eleven directors are to be elected to hold office until the 2001 Annual Meeting of Stockholders or until their respective successors have been elected and qualified. All eleven of the nominees are currently directors.

     The eleven directors nominated for re-election at the 2000 Annual Meeting of Stockholders are: Lawrence B. Sorrel; Stephen H. Clark; Timothy M. Donahue; Andrew R. Heyer; James R. Matthews; Thomas E. McInerney; Calvin J. Payne; Michael J. Price; Rudolph E. Rupert; Steven M. Shindler; and Michael R. Stone. The persons named as proxies intend (unless authority is withheld) to vote for the election of all of the nominees as directors.

     The Board of Directors knows of no reason why any nominee for director would be unable to serve as director. If at the time of the Annual Meeting any of the nominees is unable or unwilling to serve as a director of SpectraSite, the persons named in the proxy intend to vote for such substitutes as may be nominated by the Board of Directors.

                       THE BOARD OF DIRECTORS RECOMMENDS
               A VOTE "FOR" THE ELECTION OF ALL OF THE NOMINEES.

           ADOPTION OF AMENDMENT TO STOCK INCENTIVE PLAN TO INCREASE
                        ALLOCATED SHARES OF COMMON STOCK
                                (PROPOSAL NO. 2)

     As of February 29, 2000, we had an aggregate of 10 million shares of common stock reserved for issuance under our Stock Incentive Plan, of which options to purchase 8,606,970 shares of common stock are outstanding and 1,146,274 shares of common stock have been issued. The Board of Directors recommends that our Stock Incentive Plan be amended to increase the number of shares of common stock reserved for issuance under the Plan by 10 million shares, for an aggregate of 20 million shares.

     The Board of Directors considers it in the best interest of SpectraSite and its stockholders for the stockholders to adopt the proposed increase. The additional shares of common stock reserved under the Stock Incentive Plan will allow additional grants of stock options to be made under the plan, which will further the goals of the Plan, including our policy of using performance-based grants of long-term, equity-based incentives in the form of stock options in order to link total compensation for management and key employees to our performance and stock price appreciation and remain competitive and able to retain top performers over time.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                       SELECTION OF INDEPENDENT AUDITORS
                                (PROPOSAL NO. 3)

     The Board of Directors has selected the firm of Ernst & Young LLP, independent certified public accountants, as our independent auditors for the year ending December 31, 2000. Ernst & Young LLP has audited the financial statements of SpectraSite since inception, April 25, 1997.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the shares of the common stock present or represented by proxy and entitled to vote at the Annual Meeting.
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

     A representative of Ernst & Young LLP will be present at the Annual Meeting, will be offered the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions. In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

OTHER MATTERS

     Management does not know of any other matters to be considered at the Annual Meeting. If any other matters do properly come before the meeting, persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment, and the discretionary authority to do so is included in the Proxy Statement.

ANNUAL REPORT ON FORM 10-K

     SpectraSite will provide upon request and without charge to each stockholder receiving this Proxy Statement a copy of SpectraSite's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, including the financial statements and financial statement schedule information included therein, as filed with the SEC on March 2, 2000.

SUBMISSION OF STOCKHOLDER PROPOSALS

     We anticipate that the 2001 Annual Meeting of Stockholders of SpectraSite will be held in May 2001. Any stockholders who intend to present proposals at the 2001 Annual Meeting, and who wish to have such proposal included in SpectraSite's Proxy Statement for the 2001 Annual Meeting, must ensure that SpectraSite's Secretary receives such proposals not later than December 1, 2000. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in SpectraSite's 2001 proxy materials.

By Order of the Board of Directors

/s/ DAVID TOMICK
David P. Tomick
Secretary

Cary, North Carolina
March 31, 2000

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